Exhibit 5.1

                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

                                  July 6, 2004

PYR Energy Corporation
1675 Broadway, Suite 2450
Denver, CO  80202

Gentlemen and Ladies:

     We have acted as counsel for PYR Energy Corporation, a Maryland corporation (the "Company"), in connection with preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, concerning the registration of the transfer by the selling stockholders named in the Registration Statement (the "Selling Stockholders") of up to 17,215,288 shares (the "Shares") of the Company's $.001 par value common stock ("Common Stock"), plus an indeterminate number of additional shares of Common Stock that may be issued (i) upon conversion into shares of Common Stock of interest accrued on the convertible promissory notes subsequent to May 31, 2004 and (ii) as a result of stock splits, dividends and combinations.

     We have examined such certificates, agreements, documents and papers, and we have made such other inquiries and investigations of law as we have deemed appropriate and necessary in order to express the opinion set forth in this letter. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, photostatic or conformed copies and the authenticity of the originals of all such latter documents. In addition, as to certain matters we have relied upon certificates and advice from various state authorities and public officials, and we have assumed the accuracy of the material and the factual matters contained herein.

     Subject to the foregoing and on the basis of the aforementioned examinations and investigations, it is our opinion that (i) the portion of the Shares of Common Stock covered by the Registration Statement that are issued and outstanding as of the date of this letter have been duly and validly issued and constitute fully paid and non-assessable shares of the Company's Common Stock,
(ii) the Shares of Common Stock to be issued to the selling stockholders in connection with the private placement that closed in May and June, 2004 and to a selling stockholder in connection with joint venture agreements with the Company have been duly authorized, are fully paid and non-assessable and, upon delivery by the Company of stock certificates representing those Shares, will be validly issued, and (iii) the Shares of Common Stock issuable upon exercise of warrants or upon conversion of the convertible promissory notes have been duly authorized, and upon issuance in accordance with the exercise and/or conversion provisions of their respective governing documents, will be duly and valid issued, fully paid and non-assessable.

     We hereby consent (a) to be named in the Registration Statement and in the prospectus that constitutes a part of the Registration Statement as acting as counsel in connection with the transfer of the Common Stock, including with respect to the validity of the Shares offered and (b) to the filing of this opinion as an exhibit to the Registration Statement.

     This opinion is to be used solely for the purpose of the registration of the Shares and may not be used for any other purpose.

                                        Very truly yours,

                                        /s/ PATTON BOGGS LLP

                                        PATTON BOGGS LLP